CONSULTING AGREEMENT

     This Consulting Agreement is entered into as of November 2, 2004 between DAVE MARGOLIN ("Consultant") and TRYCERA FINANCIAL, INC., a Nevada Company ("Company"). In consideration of the mutual covenants set forth in this Agreement, the parties agree as follows:

1.   RETENTION AS CONSULTANT

     Upon the terms and conditions set forth in this Agreement, Company hereby agrees to retain Consultant, and Consultant agrees to act, as a consultant to Company. During the term of this Agreement, Consultant shall render to Company services of an advisory or consultative nature as the management of Company may reasonably request, up to a maximum of 125 hours in any calendar month, so that Company may have the benefit of his experience, knowledge and advice regarding Company's continuation of the business it is acquiring from Signature Credit Corporation of which Consultant is the sole owner. Consultant shall make recommendations and give advice to Company's management, and shall be available to consult with management personnel and employees of Company, during normal business hours. Company shall give Consultant written notice within twenty (20) days thereafter of any failure by Consultant to satisfy his required duties under this paragraph, and Consultant shall then have ten (10) days to cure such failure. In the absence of such notice, or if there is such a complete cure, Consultant will be deemed to have properly satisfied his duties.

2.   COMPENSATION

     For his services to Company under Section 1 during the term of this Agreement, Consultant shall receive from Company a consulting fee of $6,000 per month, payable twice per month. Except as set forth in Sections 3 and 4 below, no other compensation or benefits will given to Consultant for his services, unless separately approved in a writing signed by the President of Company.

3.   BONUS

     In addition to his fees under Section 2 above, Consultant will be paid a performance bonus equal to twenty percent (20%) of the monthly Net Profit received by Company from Covered Activities during the term of this Agreement. For this purpose, "Covered Activities" means (a) inquiries by potential customers into the Company's websites which Company acquired from Signature Credit Corporation and (b) active direct marketing solicitations by Company, through direct mailings, e-mails, phone calls or the like, to potential customers to make purchases of products or services. "Covered Activities" shall exclude other activities of Company, including (without limitation) inquiries into Company's websites that were not acquired from Signature Credit Corporation, direct sales at retail locations and sales to third party distributors. For this purpose, "Net Profit" with respect to Covered Activities occurring during any full or partial calendar month shall mean: (a) gross cash revenues received by Company on account of such Covered Activities, (b) less related refund payments, (c) less costs of the Covered Activities, (d) less related fulfillment costs, (e) less the following portions of Company's labor costs (including amounts paid to Consultant), rent and other overhead expenses (i.e., phones, travel, etc.):
(i) 25% of Company's total rent and costs of dedicated customer service telephone services, (ii) 100% of Company's product development costs, including marketing materials, market research and design costs, and
(iii) 100% of any direct expenses for necessary travel, meals and other costs to support the growth of Covered Activities. Such revenues and costs for the Covered Activities in any specific full or partial month shall be promptly reconciled by Company following 31 days after the last of such mailings, and then Consultant's related bonus will be paid to Consultant approximately two (2) weeks after such reconciliation. Such a bonus payment, if applicable, will be based on Net Profits earned after the term of this Agreement, provided that the related Covered Activities occur during such term.

4.   EXPENSES

     Company shall reimburse Consultant for reasonable out of pocket expenses incurred by Consultant in connection with Company's business, but only if the incurring of any such expenses is approved in advance by an executive officer of Company and Consultant provides Company with such substantiating receipts or other documentation as Company may reasonably require.

5.   TERM

     The term of this Agreement shall begin on the date set forth in the first paragraph and shall continue until ninety (90) days after that date, when it shall automatically terminate, unless the term is extended or earlier terminated as follows:

     (a) Company and Consultant may mutually elect to extend the term for an additional ninety (90) days until one hundred eighty (180) days after the date of this Agreement by giving written notice of such extension to Consultant before the end of the original 90-day term.

     (b) Either Company or Consultant may terminate the term of this Agreement, by giving written notice of the termination to the other party, if the other party commits a material breach of its obligations under this Agreement, the Asset Purchase Agreement among Company, Consultant and Signature Capital Corporation or the Stock Acquisition Agreement between Company and Consultant, each of which is being entered into on the date of this Agreement.

     (c) The term of this Agreement shall automatically terminate upon Consultant's death.

The termination of this Agreement pursuant to this Section shall not release either party from any accrued obligation to pay any sum to the other party (whether then or thereafter payable) or operate to discharge any liability incurred prior to the termination date. In addition, Company obligations under Section 3 above shall survive the termination of this Agreement.

6.   INSURANCE

     During the term of this Agreement, Consultant shall maintain for himself personal medical insurance and general liability insurance. Consultant agrees to waive any rights of subrogation that he, or his insurers, may have against Company relating to such insurance coverage. Consultant shall disclose to Company at the time of close proof of the previously referenced insurance. Seller's insurance will be deemed acceptable by Buyer unless Buyer notifies seller otherwise within 2 (two) business days.

7.   MISCELLANEOUS

     (a) Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by the laws of the State of California, excluding its conflict of laws rules.

     (b) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Consultant may not assign, delegate, or otherwise transfer any of his rights, duties, or obligations under this Agreement without Company's prior written consent and any such transfer in violation of this paragraph shall be void.

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

     (c) Entire Agreement. This Agreement, together with the other two agreements referred to in Section 5 above, contains all of the terms and conditions agreed upon by the parties, and supersedes any prior agreements or understandings, with respect to the subject matter of this Agreement.

     (d) Amendment or Modification of Agreement. This Agreement may be modified, altered or amended only by the written agreement of both the parties.

     (e) Attorneys' Fees and Costs. In any legal proceeding to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs and necessary disbursements in addition to any other relief to which it or he may be entitled.

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be a valid original agreement.

     (g) Severability. If any provision of this Agreement or its application to any person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement will be interpreted so as best reasonably to effect the intent of the parties.

     (h) Notices. Any notice or other communication to a party pursuant to this Agreement will be deemed to have been duly given if given personally to the party or on the date of delivery in writing, addressed to the party, at the following address:

          If to Company:      170 Newport Center Drive
                              Suite 210
                              Newport Beach, CA 92660

          If to Shareholder:  4423 West Coast Highway
                              Newport Beach, CA 92663

Either party may change its or his address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

     (i) Further Actions. Each party agrees to execute and deliver any further documents and to do any additional acts reasonably required to carry out the terms of this Agreement.

     (j) Waivers. Any provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by the party or by a duly authorized officer of the party. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

     (k) Independent Contractor. Consultant is retained by Company only for the purposes and to the extent set forth in this Agreement, and his relationship to Company shall, during the term of this Agreement, be that of an independent contractor. Consultant shall not be considered as having employee status or as being entitled to participate in any plans, arrangements or distributions by Company pertaining to any pension, stock, bonus, profit sharing or similar benefits for Company's employees. Company shall not withhold any of Consultant's compensation payments for income tax purposes and shall not have any obligations with regard to Social Security payments for Consultant, insurance or workers' compensation coverage for Consultant, or any similar items. Consultant agrees to make his own withholding and tax payments during the term of this Agreement. Nothing contained in this Agreement shall be deemed or construed to constitute a relationship of employer and employee.

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

     EXECUTED at Newport Beach, California as of the date first written above.


                                   COMPANY:

                                   TRYCERA FINANCIAL, INC.,
                                   a Nevada corporation

                                   By:  /s/ Matthew S. Kerper
                                        Matthew S. Kerper, President


                                   CONSULTANT:

                                   /s/ Dave Margolin
                                   Dave Margolin



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